Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

United States of America

October 28, 2022	T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway

Suite 400

Richmond, VA 23238-1115

Re:	CarMax Auto Funding LLC

Registration Statement on Form SF-3

Registration No. 333-260819

Ladies and Gentlemen:

We have acted as special counsel to CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the offering of the Class A-1 Asset-backed Notes, Class A-2a Asset-backed Notes, Class A-2b Asset-backed Notes, Class A-3 Asset-backed Notes, Class A-4 Asset-backed Notes, Class B Asset-backed Notes, Class C Asset-backed Notes and Class D Asset-backed Notes (collectively, the “Offered Notes”) described in the final prospectus dated October 26, 2022 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Offered Notes and other Notes retained by the Company (such Notes collectively with the Offered Notes, the “Notes”) will be issued by CarMax Auto Owner Trust 2022-4 (the “Trust”), which was formed by the Company pursuant to a trust agreement between the Company and U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an Indenture between the Trust and Wilmington Trust, National Association, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or required to be taken in connection with the proposed authorization, issuance of the Notes and sale of the Offered Notes and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and the forms of the Trust Agreement and the Indenture and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

Based on and subject to the foregoing, we are of the opinion that, with respect to the Offered Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Offered Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee and (c) payment of the agreed consideration for the Offered Notes has been received by the Trust, the Offered Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP